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                       QUEST FOR VALUE ASSET BUILDER TRUST

                                Oppenheimer Tower
                             World Financial Center
                               New York, NY 10281
                                September 7, 1994

Quest for Value Advisors
Oppenheimer Tower
World Financial Center
New York, NY  10281

Dear Sirs:

     In connection with your purchase today of an aggregate of 100,000 shares of common stock of the Money Market Portfolio of the Quest for Value Asset Builder Trust (the "Trust"), for $100,000, you hereby represent and confirm that you have acquired such securities for investment for your own account, with no present intention of redeeming, reselling or otherwise distributing the same.

     It is mutually agreed that the aforementioned shares purchased by you cannot be sold, assigned, or transferred, except upon redemption by Quest for Value Advisors.

     Furthermore, you hereby confirm that you are party to no arrangement, agreement or understanding regarding the Trust or its securities, with the Trust, Quest for Value Distributors or any other person, made in consideration of your purchase of the aforementioned shares.

     If the foregoing correctly expresses your understanding and our agreement, please so indicate by signing the accompanying copy of this letter and return the same to us.

     A copy of the Declaration of Trust of Quest for Value Asset Builder Trust is on file with the Secretary of the Commonwealth of Massachusetts and this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and the obligations hereunder are not binding upon any of the Trustees or shareholders of the Trust individually but are binding only upon the assets and the property of the Trust.

                                      Very truly yours,

                                      QUEST FOR VALUE ASSET BUILDER TRUST

                                      By:  s\ Sheldon Siegel
                                        -----------------------------------
                                      Name:  Sheldon Siegel
                                      Title:  Treasurer

Confirmed and Agreed:

QUEST FOR VALUE ADVISORS

By:  s\ Bernard H. Garil
  ----------------------------
Name:  Bernard H. Garil
Title:  President